UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 20, 2010

PEPCO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31403	52-2297449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Ninth Street, N.W., Washington, DC	20068
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(202) 872-3526

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Pepco Holdings, Inc.
Form 8-K

Item 1.01	Entry into a Material Definitive Agreement.

Sale of Conectiv Wholesale Power Generation Business

On April 20, 2010, Pepco Holdings, Inc. (“PHI”) entered into an agreement to sell its Conectiv Energy wholesale power generation assets to New Development Holding, LLC (the “Purchaser”), a wholly owned subsidiary of Calpine Corporation (“Calpine Corporation”).  Under the terms of the purchase agreement (the “Purchase Agreement”), the Purchaser will purchase Conectiv Energy Holding Company (“CEHC”), an indirect wholly owned subsidiary of PHI, for a purchase price of $1.65 billion, plus the market value of the fuel oil inventory at closing, and subject to adjustments for (i) the level of working capital and non-fuel oil inventory at closing and (ii) actual capital expenditures relative to budgeted capital expenditures through the closing date.

All of CEHC’s generation facilities and assets, which have an aggregate generating capacity of 3,860 megawatts, are included in the sale.  The assets are located in the eastern PJM region and consist of:

•	the Deepwater steam plant in New Jersey, with a generating capacity of 158 megawatts;

•	the Edge Moor steam plant in Delaware, with a generating capacity of 710 megawatts;

•	2 combined cycle plants, one in each of Pennsylvania and Delaware, which have aggregate generating capacity of 2,260 megawatts;

•	30 peaking units – 20 combustion turbines and 10 diesels, located in Delaware (5), New Jersey (14), Virginia (7) and Maryland (4), which have an aggregate generating capacity of 728 megawatts; and

•	the 4 megawatt Vineland, New Jersey solar photovoltaic facility.

CEHC also is constructing a 565 megawatt combined cycle generating plant located in southern Pennsylvania referred to as the Delta Project.  Both the Delta Project and the six-year tolling agreement associated with the Delta Project are included in the sale.

The sale does not include the balance of PHI’s Conectiv Energy segment, which includes Conectiv Energy’s load service supply contracts, energy hedging portfolio, certain tolling agreements, and other non-core assets.  PHI’s Board of Directors has approved a plan to liquidate these contracts and other assets within the next 12 months.

The estimated after-tax proceeds of the sale of the Conectiv Energy wholesale power generation assets and the liquidation of the other assets and contracts, combined with the return of collateral posted under the contracts, are expected to be approximately $1.75 billion.  PHI expects to use the proceeds primarily to retire its existing debt.  Taxes on the sale and liquidation of the assets are currently estimated to be approximately $300 million.

Completion of the transaction will require the approval of the Federal Energy Regulatory Commission and satisfaction of the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  Each party’s obligation to complete the sale also is contingent on other customary closing conditions, including the material accuracy of the other party’s representations and warranties and the compliance by the other party with its covenants.  The obligation of the Purchaser to complete the purchase also is contingent on no event, condition or developments occurring after the date of the Purchase

Pepco Holdings, Inc.
Form 8-K

Agreement is signed that has or is reasonably likely to have a material adverse effect on the business being purchased as a whole or on any of the principal generating plants.  The obligation of the Purchaser to complete the transaction is not subject to a financing contingency.

The Purchase Agreement contains customary representations and warranties of PHI and the Purchaser, including representations and warranties of PHI with respect to the business being sold.  The Purchase Agreement also contains customary covenants of PHI and the Purchaser, including the covenant of PHI that the business will be operated in the ordinary course prior to the closing.

Each of the parties has agreed to indemnify the other for breach of its representations and warranties and for the failure by it to perform its covenants.  PHI also has agreed to indemnify the Purchaser for a number of matters, both known and unknown, to the extent claims relating thereto are made against the Purchaser, as well as certain environmental liabilities, including (i) New Jersey Industrial Site Recovery Act compliance costs in excess of $10 million, (ii) any environmental claims with respect to any off-site location to the extent attributable to the business or operations of Conectiv Energy prior to the closing, and (iii) liability for claims by third parties seeking damages for bodily injury or loss of life caused by exposure to hazardous substances (including asbestos) or environmental conditions on the property of the acquired business or, to the extent attributable to the business or operations of Conectiv Energy prior to the closing, at any off-site location.  The indemnification obligations of PHI with respect to breaches of representations and warranties are subject to a $320 million limit, with the exception that this limit does not apply to any indemnification that is based upon or arises out of fraud, bad faith or willful misconduct.

The parties have targeted June 30, 2010 as the closing date of the sale.  Beginning July 1, 2010, and until the closing occurs, the purchase price will be reduced by a specified amount per day.  The amount of the per diem reduction is (i) $360,000 in July, (ii) $363,500 in August, (iii) $237,500 in September, (iv) $195,000 in October, (v) $189,500 in November, and (vi) $219,500 in December.  If the closing does not occur on or before December 31, 2010, either party may elect to terminate the Purchase Agreement so long as the inability to close the transaction by that date is not the result of the failure of the terminating party to fulfill any of its obligations under the Purchase Agreement.

If the closing of the transaction does not occur as a result of a willful and intentional breach of the Purchase Agreement by one of the parties, the other party will be entitled to a payment in the amount of $175 million as liquidated damages. This payment obligation of the Purchaser is guaranteed by Calpine Corporation.

PHI currently estimates that the sale of the Conectiv Energy wholesale power generation assets on the terms set forth in the Purchase Agreement and the liquidation of the remaining Conectiv Energy assets will result in a loss through the completion of the liquidation for financial reporting purposes ranging from $60 million to $90 million, after tax.  The loss to be recognized in the second quarter of 2010 could exceed this range due to unrealized losses required to be recorded in earnings related to derivative instruments no longer qualifying for cash flow hedge accounting.  PHI currently estimates that these unrealized losses will be offset over the remainder of the year by gains from the liquidation of load service supply contracts.  Beginning with its financial statements for the quarter ended June 30, 2010, the entire Conectiv Energy segment will be reported in discontinued operations.

Bridge Loan Facility

On April 20, 2010, PHI entered into a Credit Agreement for an aggregate principal amount of loans of up to $450 million with Morgan Stanley Bank, N.A. and Credit Suisse AG, Cayman Islands Branch (collectively, the “Lenders”), and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Bridge Loan Facility”).  PHI is entitled to make up to two draws under the Bridge Loan Facility at any time

Pepco Holdings, Inc.
Form 8-K

on or before June 1, 2010.  The Bridge Loan Facility matures on April 19, 2011.  All indebtedness incurred under the Bridge Loan Facility is unsecured.

The interest rate payable by PHI on funds borrowed under the Bridge Loan Facility is, at its election, based on either (a) the corresponding Eurodollar rate or (b) the highest of (i) the prevailing prime rate, (ii) the federal funds effective rate plus 0.5% or (iii) the one-month Eurodollar rate plus 1.0%, plus in each case a margin that varies according to the credit rating of PHI.

PHI may use the proceeds of loans drawn under the Bridge Loan Facility solely to repay $200 million in aggregate principal amount of its 4.00% Notes due May 15, 2010 and $250 million in aggregate principal amount of its Floating Rate Notes due June 1, 2010.  Subject to certain exceptions, the Bridge Loan Facility requires PHI to make mandatory prepayments upon the receipt by PHI of cash proceeds from (i) certain issuances of equity interests by PHI, (ii) the issuance of debt securities in a public or private debt or capital markets transaction with a maturity of greater than one year, (iii) the borrowing by PHI under a new credit facility not currently in effect and (iv) certain asset sales, including the sale of CEHC discussed above.

Under the terms of the Bridge Loan Facility PHI must be in compliance with specified covenants, including (i) the requirement that PHI maintain a ratio of total indebtedness to total capitalization of 65% or less, computed in accordance with the terms of the Bridge Loan Facility, which calculation excludes from the definition of total indebtedness certain trust preferred securities and deferrable interest subordinated debt (not to exceed 15% of total capitalization), (ii) a restriction on sales or other dispositions of assets, other than certain permitted sales and dispositions and (iii) a restriction on the incurrence of liens on the assets of PHI or any of its significant subsidiaries other than permitted liens.  The absence of a material adverse change in PHI’s business, property, and results of operations or financial condition is not a condition to the availability of credit under the Bridge Loan Facility.  The Bridge Loan Facility does not include any ratings triggers.

The failure to satisfy any of the covenants or the occurrence of other specified events that constitute an event of default could result in the acceleration of the repayment obligations of PHI.  The events of default include (i) the failure of PHI or any of its significant subsidiaries to pay when due, or the acceleration of, certain indebtedness under other borrowing arrangements, (ii) certain bankruptcy events, judgments or decrees against PHI or its significant subsidiaries, and (iii) a change in control (as defined in the Bridge Loan Facility) of PHI or the failure of PHI to own all of the voting stock of its regulated utility subsidiaries (Potomac Electric Power Company, Delmarva Power & Light Company and Atlantic City Electric Company).

The Lenders or their affiliates have provided investment or commercial banking services to PHI and its affiliates, including as an underwriter of their securities, in the past and are likely to do so in the future.  They receive customary fees and commissions for those services.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, “Bridge Loan Facility” above.

Item 7.01	Regulation FD Disclosure

Exhibits 99.1 and 99.2, attached hereto, are hereby incorporated by reference.

Pepco Holdings, Inc.
Form 8-K

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following are furnished herewith:

	Exhibit No.	Description of Exhibit

	99.1	News Release of Pepco Holdings, Inc. dated April 21, 2010

	99.2	Pepco Holdings, Inc. Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEPCO HOLDINGS, INC.
(Registrant)

Date:	April 21, 2010	/s/ A. J. KAMERICK
Name: Anthony J. Kamerick Title: Senior Vice President and Chief Financial Officer